Exhibit 99

Allstate Reports 2007 Second Quarter Results

Multi-Faceted Strategy Delivers Solid Results
Your Choice Auto Revenues Reach $2 Billion Annually;

Return on Equity Reaches 25%

NORTHBROOK, Ill., July 18, 2007 — The Allstate Corporation (NYSE: ALL) today reported for the second quarter of 2007:

Consolidated Highlights
	Three Months Ended June 30,
			Change
(in millions, except per share amounts and ratios)	Est. 2007	2006	$	%

Consolidated revenues	$9,455	$8,875	$580	6.5
Net income	1,403	1,207	196	16.2
Net income per diluted share	2.30	1.89	0.41	21.7
Operating income[1]	1,072	1,272	(200)	(15.7)
Operating income per diluted share[1]	1.76	2.00	(0.24)	(12.0)
Return on equity	25.0	9.9	—	15.1 pts.
Operating income return on equity[1]	23.1	9.7	—	13.4 pts.
Book value per share	36.39	32.43	3.96	12.2
Book value per share, excluding the impact of unrealized net capital gains on fixed income securities[1]	35.70	31.98	3.72	11.6
Catastrophe losses	433	255	178	69.8
Property-Liability combined ratio	87.6	82.5	—	5.1 pts.
Property-Liability combined ratio excluding the effect of catastrophes and prior year reserve reestimates[1]	84.1	82.2	—	1.9 pts.

“Allstate’s multi-faceted strategy continues to deliver solid results and sustained profitability,” said Thomas J. Wilson, president and chief executive officer, The Allstate Corporation. “We’re focusing on the consumer by offering differentiated products and increasing our sophistication in pricing and marketing. At the same time, we’re driving higher enterprise-wide returns, continuing to mitigate exposure to mega-catastrophe risk and controlling costs.”

Net income for the second quarter of 2007 was $1.40 billion, up 16.2 percent from the second quarter of last year.  For the first six months of 2007, net income was $2.90 billion, up 10.5 percent compared to the same period of last year.  Return on shareholder equity was 25.0% for the twelve months ended June 30, 2007.

Consumer Focus

“Our distinct product and service offerings are attracting and retaining profitable business,” said Wilson. “We added 300,000 Your Choice Auto customers in the second quarter, bringing our total to 2.4 million.

(1) Measures used in this release that are not based on accounting principles generally accepted in the United States (“non-GAAP”) are defined and reconciled to the most directly comparable GAAP measure and operating measures are defined in the “Definitions of Non-GAAP and Operating Measures” section of this document.

Revenues for Your Choice Auto reached $2 billion annually.  Overall, Allstate standard auto showed positive growth in the quarter and the renewal ratio remains at nearly 90 percent.”

Profitability

“We are driving profitable growth in the competitive auto insurance business, while mitigating our exposure to mega-catastrophes in higher-risk geographic areas. While operating income declined due largely to increased reinsurance and catastrophe costs, the underlying run-rate of our business continues in line with our expectations.”

Allstate’s Property-Liability combined ratio, excluding the effect of catastrophes and prior year reserve reestimates, in the second quarter of 2007 was 84.1, which was at the favorable end of our expectations for 2007.

Allstate Financial net income reached a record $200 million for the quarter. The business unit generated $154 million of operating income for the quarter and continues to make steady progress in elevating returns.

Allstate’s investment portfolios generated strong results, with net investment income up 5.6% over the prior year quarter. In total, investments generated capital gains of $545 million for the quarter and more than $1 billion for the first six months of 2007.

Capital Management

“Attractive capital management is an important component of our strategy,” said Wilson. “During the second quarter of 2007, we completed an offering of hybrid securities and expanded our stock repurchase program.  We also continued to mitigate exposure to mega-catastrophes by completing our reinsurance program in Florida and acquiring reinsurance protection for several Northeast states through the issuance of a catastrophe bond.”

During the quarter, Allstate repurchased $1.5 billion of outstanding common stock representing 24.3 million shares, including shares as part of a $500 million accelerated stock repurchase agreement. As of June 30, 2007, $1.6 billion remains under the repurchase program’s current $4 billion authorization. The program is expected to be completed by the end of the first quarter of 2008.

People

“Our people are our most important resource. We continue to invest in initiatives designed to increase employee talent, engagement and commitment. In fact, nearly 20,000 employees have voluntarily enrolled in Well & Fit, our new program to enhance health, well-being and productivity.”

Outlook

“Allstate’s multi-faceted, competitive business strategy continues to deliver market-leading products and services to our customers and strong returns for our shareholders. We expect that the Property-Liability combined ratio, excluding the effect of catastrophes and assuming no prior year reserve reestimates, will be within the range of 84.0 and 86.0 in 2007,” concluded Wilson.

BUSINESS HIGHLIGHTS

Property-Liability

•                     Property-Liability premiums written1 declined 1.9% from the second quarter of 2006, reflecting the increased cost of the Allstate Protection catastrophe reinsurance program and other catastrophe management actions.  The cost of the catastrophe reinsurance program was $231 million in the second quarter of 2007 compared to $114 million in the second quarter of last year.  Excluding the cost of the catastrophe reinsurance program, premiums written decreased 0.3% in the second quarter of 2007 when compared to the prior year quarter, as higher standard auto premiums were offset by lower homeowner premiums.

•                     Allstate brand standard auto premiums written grew 2.1% in the second quarter of 2007 compared to the prior year quarter.  Contributing to the overall change were the following:

–         2.0% increase in policies in force (“PIF”)

–         0.3 point decline in the renewal ratio to 89.9%

–         0.2% increase in six month average premium to $421

–         4.8% decrease in new issued applications

(in thousands)	For the three months ended June 30,			For the six months ended June 30,
	Est. 2007	2006	% Change	Est. 2007	2006	% Change
Hurricane Exposure States[2]	252	265	(4.9)	521	520	0.2
California	75	81	(7.4)	161	162	(0.6)
All other states	152	157	(3.2)	323	311	3.9
Standard auto new issued applications	479	503	(4.8)	1,005	993	1.2

(2) Hurricane exposure states are Alabama, Connecticut, Delaware, Florida, Georgia, Louisiana, Maine, Maryland, Mississippi, New Hampshire, New Jersey, New York, North Carolina, Pennsylvania, Rhode Island, South Carolina, Texas, Virginia and Washington D.C.

•                     Allstate brand homeowners premiums written declined 4.8% in the second quarter of 2007 compared to the prior year quarter due to our catastrophe risk management actions.  Excluding the cost of the catastrophe reinsurance program, Allstate brand homeowners premiums written increased 0.6% in the second quarter of 2007 when compared to the prior year quarter.  Contributing to the overall change were the following:

–         1.4% decrease in PIF

–         0.2 point increase in the renewal ratio to 87.3%

–                          2.8% increase in twelve month average premium to $851.  Average premium is calculated using premiums written before reinsurance

–         16.5% decrease in new issued applications

(in thousands)	For the three months ended June 30,			For the six months ended June 30,
	Est. 2007	2006	% Change	Est. 2007	2006	% Change
Hurricane Exposure States[2]	101	127	(20.5)	198	241	(17.8)
California	11	14	(21.4)	22	30	(26.7)
All other states	110	125	(12.0)	211	232	(9.1)
Homeowners new issued applications	222	266	(16.5)	431	503	(14.3)

•                     We completed our 2007 catastrophe reinsurance program during the second quarter with the acquisition of additional coverage for hurricane catastrophe losses in New York, New Jersey and Connecticut and four new agreements for our exposure in Florida.

For detailed information on our Allstate Protection catastrophe reinsurance program see http://media.corporate-ir.net/media_files/IROL/93/93125/reports/ALL_Q207reinsurance.pdf

•                     Standard auto property damage gross claim frequency increased 2.3% compared to the second quarter of 2006, while bodily injury gross claim frequency decreased 2.2%.  Auto property damage and bodily injury paid severities increased 1.1% and 6.2%, respectively.  The Allstate brand standard auto loss ratio increased 0.4 points compared to the second quarter of last year to 63.5 in the second quarter of 2007.

•                     Homeowner gross claim frequency excluding catastrophes increased 12.9% compared to the second quarter of 2006.  Homeowners severity excluding catastrophes increased 9.8% compared to the second quarter of 2006.  The Allstate brand homeowners loss ratio increased 20.5 points to 67.7 in the second quarter of 2007.

Approximately half of the increase was due to higher catastrophes and the remainder was primarily related to the increased cost of the catastrophe reinsurance program.

•                     Property-Liability prior year favorable reserve reestimates for the quarter totaled $143 million, compared to $355 million in the second quarter of 2006.  The favorable prior year reserve reestimates in the quarter resulted primarily from auto claim severity development that was better than anticipated in previous estimates in Allstate Protection.  The decline in favorable prior year reserve reestimates in the quarter compared to the second quarter of 2006 was primarily due to catastrophe reserve reestimates as discussed below.

•                     Catastrophe losses for the quarter totaled $433 million, compared to $255 million in the second quarter of 2006.  This increase was partially attributable to unfavorable prior year reserve reestimates related to catastrophes totaling $50 million in the quarter compared to favorable reserve reestimates in the second quarter of 2006 totaling $123 million.  Accordingly, excluding prior year reserve reestimates, catastrophe losses were $383 million in the quarter compared to $378 million in the second quarter of 2006, impacting the combined ratio by 5.6 points in the quarter and 5.5 points in the second quarter of 2006.  In the quarter, approximately half of the prior year reserve reestimates related to catastrophes was attributable to 2006 events and the remainder was split almost equally between the hurricanes from 2005 and 2004.

•                     Underwriting income was $845 million during the second quarter of 2007 compared to $1.20 billion in the same period of 2006.  The decrease was primarily due to lower premiums earned resulting from a $115 million net increase in the cost of the expanded catastrophe reinsurance program, and a net change in prior year catastrophe reserve reestimates totaling $173 million.

•                     The Property-Liability combined ratio was impacted by catastrophe losses and prior year reserve reestimates.  The impacts for the three months and six months ended June 30, are shown in the table below.

	For the three months ended June 30,		For the six months ended June 30,
	Est. 2007	2006	Est. 2007	2006
Combined ratio excluding the effect of catastrophes and prior year reserve reestimates[1]	84.1	82.2	84.1	82.3
Effect of catastrophe losses	6.3	3.7	4.4	2.6
Effect of prior year reserve reestimates	(2.1)	(5.2)	(2.0)	(4.1)
Catastrophe losses included in prior year reserve reestimates	(0.7)	1.8	(0.4)	1.4
Combined ratio (GAAP)	87.6	82.5	86.1	82.2

Allstate Financial

•                     Net income for the second quarter of 2007 was a record $200 million, an increase of $127 million compared to the prior year quarter. The increase was primarily due to realized capital gains and the absence of the prior year’s loss on disposition related to the sale of our variable annuity business.

•                     Operating income for the second quarter of 2007 was $154 million, a decrease of $6 million compared to $160 million in the 2006 second quarter. The decline reflects less favorable life insurance mortality compared to an exceptionally favorable prior year quarter which was partially offset by increased investment margin and lower expenses.

•                     Deferred fixed annuity deposits in the second quarter of 2007 were $828 million (including indexed annuities), a decrease of 57.4% from the prior year quarter but 33.3% above the first quarter of 2007.  The decrease compared to the prior year quarter is indicative of lower industry-wide fixed annuity sales and our strategy to raise new business returns on capital for these products.

Investments

•                     Net investment income and realized capital gains for the second quarter of 2007 reflect the benefits of an ongoing strategic asset allocation process, part of which has favored alternative investments in recent years. These now comprise approximately $2.0 billion of total invested assets or 1.7% of the portfolio, an increase of 19.9% since December 31, 2006.

•                     Allstate’s investment portfolios reached $122 billion as of June 30, 2007.  Our investment portfolios continued to provide strong investment results for both Property-Liability and Allstate Financial during the second quarter as net investment income totaled $1.6 billion, a 5.6% increase over the prior year quarter.  Both business units benefited from growth in assets under management and increased portfolio yields, driven in part by favorable experience in our limited partnership investment portfolio.

•                     Property-Liability net investment income increased 12.1% to $517 million, compared to the  prior year quarter.  Property-Liability benefited from growth in assets under management, increased partnership income and improving portfolio yields.

•                     Allstate Financial net investment income rose 2.7% to $1.08 billion, compared to the  prior year quarter.  Allstate Financial benefited from growth in assets under management and increased portfolio yields, including a favorable impact related to floating rate instruments.

•                     Realized capital gains were $545 million on a pre-tax basis for the quarter, primarily related to a tactical reallocation of equity securities in the Property-Liability portfolio and favorable valuations of certain derivatives instruments that are marked to market based on changes in equity indices.

THE ALLSTATE CORPORATION

CONSOLIDATED AND SEGMENT HIGHLIGHTS

	Three Months Ended June 30,					Six Months Ended June 30,
($ in millions, except per share amounts, return data and ratios)	Est. 2007	2006	Change	Percent Change		Est. 2007	2006	Change	Percent Change

Consolidated Highlights
Revenues	$9,455	$8,875	580	6.5		$18,786	$17,956	830	4.6
Net income	1,403	1,207	196	16.2		2,898	2,622	276	10.5
Operating income	1,072	1,272	(200)	(15.7)		2,269	2,576	(307)	(11.9)
Income per diluted share
Net	2.30	1.89	0.41	21.7		4.71	4.08	0.63	15.4
Operating	1.76	2.00	(0.24)	(12.0)		3.69	4.01	(0.32)	(8.0)
Net shares outstanding						587.7	630.9	(43.2)	(6.8)
Weighted average shares outstanding (diluted)	608.8	638.5	(29.7)	(4.7)		615.2	642.9	(27.7)	(4.3)
Return on equity
Net income						25.0	9.9	—	15.1	pts
Operating income						23.1	9.7	—	13.4	pts
Book value per diluted share						36.39	32.43	3.96	12.2
Book value per diluted share, excluding the impact of unrealized net capital gains on fixed income securities						35.70	31.98	3.72	11.6

Property-Liability Highlights
Property-Liability premiums written	$6,939	$7,074	(135)	(1.9)		$13,548	$13,799	(251)	(1.8)
Property-Liability revenues	7,776	7,364	412	5.6		15,517	14,930	587	3.9
Net income	1,230	1,164	66	5.7		2,579	2,485	94	3.8
Underwriting income	845	1,199	(354)	(29.5)		1,891	2,441	(550)	(22.5)
Net investment income	517	461	56	12.1		1,008	927	81	8.7
Operating income	947	1,135	(188)	(16.6)		2,009	2,311	(302)	(13.1)
Catastrophe losses	433	255	178	69.8		594	362	232	64.1
Ratios:
Allstate Protection loss ratio	63.2	58.1	—	5.1	pts.	62.2	57.2	—	5.0	pts
Allstate Protection expense ratio	24.3	24.3	—	—	pts.	24.2	24.9	—	(0.7	) pts
Allstate Protection combined ratio	87.5	82.4	—	5.1	pts.	86.4	82.1	—	4.3	pts
Effect of Discontinued Lines and Coverages on combined ratio	0.1	0.1	—	—	pts.	(0.3)	0.1	—	(0.4	) pts
Property-Liability combined ratio	87.6	82.5	—	5.1	pts.	86.1	82.2	—	3.9	pts
Effect of catastrophe losses on combined ratio	6.3	3.7	—	2.6	pts.	4.4	2.6	—	1.8	pts
Property-Liability combined ratio excluding effect of catastrophes	81.3	78.8	—	2.5	pts.	81.7	79.6	—	2.1	pts
Effect of prior year reserve reestimates on combined ratio	(2.1)	(5.2)	—	3.1	pts.	(2.0)	(4.1)	—	2.1	pts
Catastrophe losses included in prior year reserve reestimates	(0.7)	1.8	—	(2.5)	pts.	(0.4)	1.4	—	(1.8	) pts
Property-Liability combined ratio excluding effect of catastrophes and prior year reserve reestimates	84.1	82.2	—	1.9	pts.	84.1	82.3	—	1.8	pts

Allstate Financial Highlights
Premiums and deposits	$2,887	$4,228	(1,341)	(31.7)		$5,515	$6,904	(1,389)	(20.1)
Allstate Financial revenues	1,634	1,483	151	10.2		3,190	2,954	236	8.0
Net income	200	73	127	174.0		364	181	183	101.0
Operating income	154	160	(6)	(3.8)		310	304	6	2.0
Gross margin analysis
Investment margin	295	292	3	1.0		581	567	14	2.5
Benefit margin	122	152	(30)	(19.7)		232	267	(35)	(13.1)
Contract charges and fees	85	123	(38)	(30.9)		167	262	(95)	(36.3)
Gross margin	$502	$567	(65)	(11.5)		$980	1,096	(116)	(10.6)

THE ALLSTATE CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended June 30,			Six Months Ended June 30,
($ in millions, except per share data)	Est. 2007	2006	Percent Change	Est. 2007	2006	Percent Change

Revenues
Property-liability insurance premiums	$6,822	$6,860	(0.6)	$13,628	$13,736	(0.8)
Life and annuity premiums and contract charges	454	515	(11.8)	937	1,010	(7.2)
Net investment income	1,634	1,548	5.6	3,205	3,059	4.8
Realized capital gains and losses	545	(48)	—	1,016	151	—
Total revenues	9,455	8,875	6.5	18,786	17,956	4.6

Costs and expenses
Property-liability insurance claims and claims expense	4,317	3,994	8.1	8,434	7,867	7.2
Life and annuity contract benefits	386	374	3.2	814	747	9.0
Interest credited to contractholder funds	673	652	3.2	1,322	1,272	3.9
Amortization of deferred policy acquisition costs	1,216	1,223	(0.6)	2,369	2,362	0.3
Operating costs and expenses	734	747	(1.7)	1,461	1,526	(4.3)
Restructuring and related charges	4	12	(66.7)	3	119	(97.5)
Interest expense	83	90	(7.8)	155	171	(9.4)
Total costs and expenses	7,413	7,092	4.5	14,558	14,064	3.5

Gain (loss) on disposition of operations	2	(35)	105.7	2	(88)	102.3

Income from operations before income tax expense	2,044	1,748	16.9	4,230	3,804	11.2

Income tax expense	641	541	18.5	1,332	1,182	12.7

Net income	$1,403	$1,207	16.2	$2,898	$2,622	10.5

Net income per share — Basic	$2.33	$1.91		$4.75	$4.11

Weighted average shares — Basic	604.1	634.1		610.4	638.6

Net income per share — Diluted	$2.30	$1.89		$4.71	$4.08

Weighted average shares — Diluted	608.8	638.5		615.2	642.9

Cash dividends declared per share	$0.38	$0.35		$0.76	$0.70

THE ALLSTATE CORPORATION

CONTRIBUTION TO INCOME

	Three Months Ended June 30,			Six Months Ended June 30,
($ in millions, except per share data)	Est. 2007	2006	Percent Change	Est. 2007	2006	Percent Change

Contribution to income

Operating income before the impact of restructuring and related charges	$1,075	$1,279	(15.9)	$2,271	$2,653	(14.4)
Restructuring and related charges, after-tax	3	7	(57.1)	2	77	(97.4)

Operating income	1,072	1,272	(15.7)	2,269	2,576	(11.9)

Realized capital gains and losses, after-tax	352	(29)	—	657	100	—
DAC and DSI amortization relating to realized capital gains and losses, after-tax	(15)	(3)	—	(15)	24	(162.5)
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	(7)	(9)	22.2	(15)	(19)	21.1
Gain (loss) on disposition of operations, after-tax	1	(24)	104.2	2	(59)	103.4

Net income	$1,403	$1,207	16.2	$2,898	$2,622	10.5

Income per share — Diluted

Operating income before the impact of restructuring and related charges	$1.76	$2.01	(12.4)	$3.69	$4.13	(10.7)
Restructuring and related charges, after-tax	—	0.01	(100.0)	—	0.12	(100.0)

Operating income	1.76	2.00	(12.0)	3.69	4.01	(8.0)

Realized capital gains and losses, after-tax	0.58	(0.05)	—	1.07	0.15	—

DAC and DSI amortization relating to realized capital gains and losses, after-tax	(0.02)	—	—	(0.02)	0.04	(150.0)
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	(0.02)	(0.02)	—	(0.03)	(0.03)	—
Gain (loss) on disposition of operations, after-tax	—	(0.04)	100.0	—	(0.09)	100.0

Net income	$2.30	$1.89	21.7	$4.71	$4.08	15.4

THE ALLSTATE CORPORATION

COMPONENTS OF REALIZED CAPITAL GAINS AND LOSSES (PRETAX)

	Three Months Ended June 30, 2007 (Est.)
($ in millions)	Property- Liability	Allstate Financial	Corporate and Other	Total

Investment write-downs	$(4)	$(4)	$—	$(8)
Dispositions (1) (2)	352	(49)	4	307
Valuation of derivative instruments (3)	64	135	—	199
Settlements of derivative instruments	25	22	—	47

Total	$437	$104	$4	$545

	Six Months Ended June 30, 2007(Est.)
($ in millions)	Property- Liability	Allstate Financial	Corporate and Other	Total

Investment write-downs	$(8)	$(5)	$—	$(13)
Dispositions	763	(14)	8	757
Valuation of derivative instruments	72	115	—	187
Settlements of derivative instruments	54	31	—	85

Total	$881	$127	$8	$1,016

	Three Months Ended June 30, 2006
($ in millions)	Property- Liability	Allstate Financial	Corporate and Other	Total

Investment write-downs	$(10)	$(4)	$—	$(14)
Dispositions	54	(75)	(11)	(32)
Valuation of derivative instruments	(29)	(22)	—	(51)
Settlements of derivative instruments	28	21	—	49

Total	$43	$(80)	$(11)	$(48)

	Six Months Ended June 30, 2006
($ in millions)	Property- Liability	Allstate Financial	Corporate and Other	Total

Investment write-downs	$(14)	$(9)	$—	$(23)
Dispositions	248	(151)	(8)	89
Valuation of derivative instruments	3	14	—	17
Settlements of derivative instruments	30	38	—	68

Total	$267	$(108	$(8)	$151

(1)             In the second quarter of 2007, the Company recognized $71 million of losses related to a change in our intent to hold certain securities with unrealized losses until they recover in value. The change in our intent was due to strategic asset allocation strategies for Property-Liability and Allstate Financial, as well as ongoing comprehensive reviews of the Property-Liability and Allstate Financial portfolios. The Company identified $2.82 billion of securities which we did not have the intent to hold until recovery to achieve these objectives.

(2)             Realized gains on dispositions in the second quarter of 2007 primarily related to a reallocation of equity securities in the Property-Liability portfolio totaling $365 million.

(3)             The improvement in realized capital gains and losses relating to the valuation of derivative instruments in the second quarter of 2007 compared to the same period in the prior year was primarily the result of equity market fluctuations.

THE ALLSTATE CORPORATION

SEGMENT RESULTS

	Three Months Ended June 30,		Six Months Ended June 30,
($ in millions)	Est. 2007	2006	Est. 2007	2006

Property-Liability
Premiums written	$6,939	$7,074	$13,548	$13,799

Premiums earned	$6,822	$6,860	$13,628	$13,736
Claims and claims expense	4,317	3,994	8,434	7,867
Amortization of deferred policy acquisition costs	1,032	1,030	2,056	2,049
Operating costs and expenses	623	628	1,243	1,280
Restructuring and related charges	5	9	4	99
Underwriting income	845	1,199	1,891	2,441

Net investment income	517	461	1,008	927
Income tax expense on operations	415	525	890	1,057

Operating income	947	1,135	2,009	2,311

Realized capital gains and losses, after-tax	283	30	570	175
Gain (loss) on disposition of operations, after-tax	—	(1)	—	(1)

Net income	$1,230	$1,164	$2,579	$2,485

Catastrophe losses	$433	$255	$594	$362

Operating ratios
Claims and claims expense ratio	63.3	58.2	61.9	57.3
Expense ratio	24.3	24.3	24.2	24.9
Combined ratio	87.6	82.5	86.1	82.2

Effect of catastrophe losses on combined ratio	6.3	3.7	4.4	2.6

Effect of prior year reserve reestimates on combined ratio	(2.1)	(5.2)	(2.0)	(4.1)

Effect of restructuring and related charges on combined ratio	0.1	0.1	—	0.7

Effect of Discontinued Lines and Coverages on combined ratio	0.1	0.1	(0.3)	0.1

Allstate Financial
Premiums and deposits	$2,887	$4,228	$5,515	$6,904
Investments	$77,113	$75,803	$77,113	$75,803

Premiums and contract charges	$454	$515	$937	$1,010
Net investment income	1,076	1,048	2,126	2,052
Periodic settlements and accruals on non-hedge derivative instruments	12	14	24	30
Contract benefits	386	374	814	747
Interest credited to contractholder funds	670	651	1,319	1,274
Amortization of deferred policy acquisition costs	164	190	293	349
Operating costs and expenses	95	119	200	247
Restructuring and related charges	(1)	3	(1)	19
Income tax expense on operations	74	80	152	152

Operating income	154	160	310	304

Realized capital gains and losses, after-tax	67	(52)	82	(70)
DAC and DSI amortization relating to realized capital gains and losses, after-tax	(15)	(3)	(15)	24
Reclassification of periodic settlements and accruals on non-hedge
derivative instruments, after-tax	(7)	(9)	(15)	(19)
Gain (loss) on disposition of operations, after-tax	1	(23)	2	(58)

Net income	$200	$73	$364	$181

Corporate and Other
Net investment income	$41	$39	$71	$80
Operating costs and expenses	99	90	173	170
Restructuring and related charges	—	—	—	1
Income tax benefit on operations	(29)	(28)	(52)	(52)

Operating loss	(29)	(23)	(50)	(39)

Realized capital gains and losses, after-tax	2	(7)	5	(5)

Net loss	$(27)	$(30)	$(45)	$(44)

Consolidated net income	$1,403	$1,207	$2,898	$2,622

THE ALLSTATE CORPORATION

UNDERWRITING RESULTS BY AREA OF BUSINESS

	Three Months Ended June 30,			Six Months Ended June 30,
($ in millions)	Est. 2007	2006	Percent Change	Est. 2007	2006	Percent Change

Property-Liability Underwriting Summary
Allstate Protection	$850	$1,207	(29.6)	$1,856	$2,456	(24.4)
Discontinued Lines and Coverages	(5)	(8)	37.5	35	(15)	—
Underwriting income	$845	$1,199	(29.5)	$1,891	$2,441	(22.5)

Allstate Protection Underwriting Summary
Premiums written	$6,939	$7,073	(1.9)	$13,548	$13,798	(1.8)
Premiums earned	$6,822	$6,859	(0.5)	$13,628	$13,734	(0.8)
Claims and claims expense	4,314	3,987	8.2	8,473	7,855	7.9
Amortization of deferred policy acquisition costs	1,032	1,030	0.2	2,056	2,049	0.3
Operating costs and expenses	621	626	(0.8)	1,239	1,275	(2.8)
Restructuring and related charges	5	9	(44.4)	4	99	(96.0)
Underwriting income	$850	$1,207	(29.6)	$1,856	$2,456	(24.4)

Catastrophe losses	$433	$255	69.8	$594	$362	64.1

Operating ratios
Claims and claims expense ratio	63.2	58.1		62.2	57.2
Expense ratio	24.3	24.3		24.2	24.9
Combined ratio	87.5	82.4		86.4	82.1

Effect of catastrophe losses on combined ratio	6.3	3.7		4.4	2.6

Effect of restructuring and related charges on combined ratio	0.1	0.1		—	0.7

Discontinued Lines and Coverages Underwriting Summary
Premiums written	$—	$1	(100.0)	$—	$1	(100.0)
Premiums earned	$—	$1	(100.0)	$—	$2	(100.0)
Claims and claims expense	3	7	(57.1)	(39)	12	—
Operating costs and expenses	2	2	—	4	5	(20.0)
Underwriting (loss) income	$(5)	$(8)	37.5	$35	$(15)	—

Effect of Discontinued Lines and Coverages on the Property-Liability combined ratio	0.1	0.1		(0.3)	0.1

THE ALLSTATE CORPORATION
PROPERTY-LIABILITY PREMIUMS WRITTEN BY MARKET SEGMENT

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	Est.		Percent	Est.		Percent
($ in millions)	2007	2006	Change	2007	2006	Change

Allstate brand
Standard auto	$3,956	$3,873	2.1	$8,007	$7,825	2.3
Non-standard auto	300	355	(15.5)	621	730	(14.9)
Auto	4,256	4,228	0.7	8,628	8,555	0.9

Involuntary auto	22	34	(35.3)	44	71	(38.0)
Commercial lines	199	230	(13.5)	393	449	(12.5)
Homeowners	1,543	1,620	(4.8)	2,756	2,908	(5.2)
Other personal lines	422	433	(2.5)	787	814	(3.3)

	6,442	6,545	(1.6)	12,608	12,797	(1.5)
Encompass brand
Standard auto	297	303	(2.0)	563	576	(2.3)
Non-standard auto (Deerbrook)	18	24	(25.0)	39	49	(20.4)
Auto	315	327	(3.7)	602	625	(3.7)

Involuntary auto	5	6	(16.7)	11	14	(21.4)
Homeowners	147	163	(9.8)	270	302	(10.6)
Other personal lines	30	32	(6.3)	57	60	(5.0)

	497	528	(5.9)	940	1,001	(6.1)

Allstate Protection	6,939	7,073	(1.9)	13,548	13,798	(1.8)

Discontinued Lines and Coverages	—	1	(100.0)	—	1	(100.0)

Property-Liability	$6,939	$7,074	(1.9)	$13,548	$13,799	(1.8)

Allstate Protection
Standard auto	$4,253	$4,176	1.8	$8,570	$8,401	2.0
Non-standard auto	318	379	(16.1)	660	779	(15.3)
Auto	4,571	4,555	0.4	9,230	9,180	0.5

Involuntary auto	27	40	(32.5)	55	85	(35.3)
Commercial lines	199	230	(13.5)	393	449	(12.5)
Homeowners	1,690	1,783	(5.2)	3,026	3,210	(5.7)
Other personal lines	452	465	(2.8)	844	874	(3.4)

	$6,939	$7,073	(1.9)	$13,548	$13,798	(1.8)

THE ALLSTATE CORPORATION

PROPERTY-LIABILITY

ANNUAL IMPACT OF NET RATE CHANGES APPROVED ON PREMIUMS WRITTEN (1)

	Three Months Ended
	June 30, 2007 (Est.)
	Number of
	States	Countrywide (%) (2)	State Specific (%) (3)
Allstate brand
Standard auto	9	0.4	5.9
Non-standard auto	1	—	—
Auto	10	0.4	5.9
Homeowners	20	1.3	2.3

Encompass brand
Standard auto	6	(0.2)	(0.8)
Non-standard auto (Deerbrook)	7	8.1	14.6
Auto	10	0.5	1.6
Homeowners	17	(0.1)	(0.3)

	Six Months Ended
	June 30, 2007 (Est.)
	Number of
	States	Countrywide (%) (2)	State Specific (%) (3)
Allstate brand
Standard auto	15	0.8	3.8
Non-standard auto	4	1.3	8.7
Auto	16	0.8	4.1
Homeowners	21	2.8	3.8

Encompass brand
Standard auto	9	0.1	0.2
Non-standard auto (Deerbrook)	7	8.1	14.6
Auto	13	0.7	2.1
Homeowners	21	1.8	3.7

(1)             Rate increases that are indicated based on a loss trend analysis to achieve a targeted return will continue to be pursued in all locations and for all products. Rate changes include changes approved based on our net cost of reinsurance. These rate changes do not reflect initial rates filed for insurance subsidiaries initially writing new business.

(2)             Represents the impact in the states where rate changes were approved during 2007 as a percentage of total countrywide prior year-end premiums written.

(3)             Represents the impact in the states where rate changes were approved during 2007 as a percentage of total prior year-end premiums written in those states.

THE ALLSTATE CORPORATION

ALLSTATE PROTECTION MARKET SEGMENT ANALYSIS

	Three Months Ended June 30,
($ in millions)	Est. 2007	2006	Est. 2007	2006	Est. 2007	2006	Est. 2007	2006
					Effect of
					Catastrophe Losses
	Premiums Earned		Loss Ratio (2)		on the Loss Ratio		Expense Ratio

Allstate brand
Standard auto	$3,986	$3,880	63.5	63.1	1.3	1.6	24.2	23.8
Non-standard auto	316	371	59.2	55.0	0.6	0.8	23.7	21.8
Auto	4,302	4,251	63.2	62.4	1.3	1.6	24.1	23.7

Homeowners	1,437	1,460	67.7	47.2	21.6	12.3	23.3	24.1
Other (1)	606	646	57.4	50.5	6.6	(2.3)	25.1	25.2

Total Allstate brand	6,345	6,357	63.6	57.7	6.4	3.6	24.1	23.9

Encompass brand
Standard auto	283	290	57.2	63.1	0.7	(2.1)	26.9	27.2
Non-standard auto (Deerbrook)	20	24	80.0	87.5	—	—	25.0	29.2
Auto	303	314	58.8	65.0	0.7	(1.9)	26.7	27.4

Homeowners	139	150	55.4	57.3	16.5	18.7	30.2	30.7
Other (1)	35	38	62.9	78.9	5.7	7.9	25.7	31.6

Total Encompass brand	477	502	58.0	63.7	5.7	5.0	27.7	28.7

Allstate Protection	$6,822	$6,859	63.2	58.1	6.3	3.7	24.3	24.3

	Six Months Ended June 30,
($ in millions)	Est. 2007	2006	Est. 2007	2006	Est. 2007	2006	Est. 2007	2006
					Effect of
					Catastrophe Losses
	Premiums Earned		Loss Ratio (2)		on the Loss Ratio		Expense Ratio

Allstate brand
Standard auto	$7,937	$7,718	63.6	60.6	0.8	0.8	23.8	24.7
Non-standard auto	638	749	59.7	56.9	0.3	0.3	22.7	22.3
Auto	8,575	8,467	63.3	60.2	0.8	0.8	23.7	24.5

Homeowners	2,875	2,951	61.4	49.6	15.0	9.7	24.1	24.3
Other (1)	1,217	1,302	58.7	49.5	5.1	(2.3)	25.6	26.2

Total Allstate brand	12,667	12,720	62.4	56.7	4.4	2.5	24.0	24.6

Encompass brand
Standard auto	567	581	61.0	64.2	0.5	(0.9)	26.7	27.5
Non-standard auto (Deerbrook)	42	51	78.6	80.4	—	—	23.8	31.4
Auto	609	632	62.2	65.5	0.5	(0.8)	26.5	27.9

Homeowners	281	303	52.3	56.8	10.7	13.9	29.6	30.0
Other (1)	71	79	57.7	77.2	4.2	6.3	25.4	30.4

Total Encompass brand	961	1,014	59.0	63.8	3.7	4.1	27.3	28.7

Allstate Protection	$13,628	$13,734	62.2	57.2	4.4	2.6	24.2	24.9

(1)             Other includes involuntary auto, commercial lines, condominium, renters and other personal lines.

(2)             Loss Ratio comparisons are impacted by the relative level of prior year reserve reestimates.  Please refer to the “Effect of Pretax Prior Year Reserve Reestimates on the Combined Ratio” table for detailed reserve reestimate information.

THE ALLSTATE CORPORATION

PROPERTY-LIABILITY

EFFECT OF PRETAX PRIOR YEAR RESERVE REESTIMATES ON THE COMBINED RATIO

	Three Months Ended June 30,
			Effect of Pretax Reserve
	Pretax		Reestimates on the
	Reserve Reestimates (1)		Combined Ratio
	Est.		Est.
($ in millions)	2007	2006	2007	2006

Auto	$(146)	$(196)	(2.2)	(2.9)
Homeowners	25	(100)	0.4	(1.5)
Other	(26)	(65)	(0.4)	(0.9)

Allstate Protection (2)	(147)	(361)	(2.2)	(5.3)

Discontinued Lines and Coverages	4	6	0.1	0.1

Property-Liability	$(143)	$(355)	(2.1)	(5.2)

Allstate brand	$(113)	$(360)	(1.7)	(5.3)
Encompass brand	(34)	(1)	(0.5)	—

Allstate Protection (2)	$(147)	$(361)	(2.2)	(5.3)

	Six Months Ended June 30,
			Effect of Pretax Reserve
	Pretax		Reestimates on the
	Reserve Reestimates (1)		Combined Ratio
	Est.		Est.
($ in millions)	2007	2006	2007	2006

Auto	$(212)	$(359)	(1.6)	(2.6)
Homeowners	22	(130)	0.2	(0.9)
Other	(44)	(89)	(0.3)	(0.7)

Allstate Protection (3)	(234)	(578)	(1.7)	(4.2)

Discontinued Lines and Coverages	(38)	12	(0.3)	0.1

Property-Liability	$(272)	$(566)	(2.0)	(4.1)

Allstate brand	$(192)	$(580)	(1.4)	(4.2)
Encompass brand	(42)	2	(0.3)	—

Allstate Protection (3)	$(234)	$(578)	(1.7)	(4.2)

(1)             Favorable reserve reestimates are shown in parentheses.

(2)             Unfavorable reserve reestimates included in catastrophe losses totaled $50 million in the three months ended June 30, 2007 and favorable reserve reestimates included in catastrophe losses totaled $123 million in the three months ended June 30, 2006.

(3)             Unfavorable reserve reestimates included in catastrophe losses totaled $44 million in the six months ended June 30, 2007 and favorable reserve reestimates included in catastrophe losses totaled $187 million in the six months ended June 30, 2006.

THE ALLSTATE CORPORATION

ALLSTATE FINANCIAL PREMIUMS AND DEPOSITS

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	Est.		Percent	Est.		Percent
($ in millions)	2007	2006	Change	2007	2006	Change

Life Products
Interest-sensitive life	$356	$377	(5.6)	$718	$739	(2.8)
Traditional	90	86	4.7	182	158	15.2
Other	92	83	10.8	181	167	8.4
	538	546	(1.5)	1,081	1,064	1.6

Annuities
Indexed annuities	171	207	(17.4)	312	394	(20.8)
Fixed deferred annuities	657	1,736	(62.2)	1,137	2,642	(57.0)
Fixed immediate annuities	101	143	(29.4)	253	299	(15.4)
Variable annuities	—	243	(100.0)	—	678	(100.0)
	929	2,329	(60.1)	1,702	4,013	(57.6)

Institutional Products
Funding agreements backing medium-term notes	1,300	1,250	4.0	2,500	1,600	56.3

Bank Deposits	120	103	16.5	232	227	2.2

Total	$2,887	$4,228	(31.7)	$5,515	$6,904	(20.1)

Total excluding variable annuities	$2,887	$3,985	(27.6)	$5,515	$6,226	(11.4)

THE ALLSTATE CORPORATION
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

	June 30,	December 31,
($ in millions, except par value data)	2007 (Est.)	2006

Assets
Investments
Fixed income securities, at fair value (amortized cost $96,866 and $95,780)	$97,906	$98,320
Equity securities, at fair value (cost $6,131 and $6,026)	7,726	7,777
Mortgage loans	9,933	9,467
Short-term	4,775	2,430
Other	1,927	1,763
Total investments (1)	122,267	119,757

Cash	385	443
Premium installment receivables, net	4,864	4,789
Deferred policy acquisition costs	5,561	5,332
Reinsurance recoverables, net	5,827	5,827
Accrued investment income	1,091	1,062
Deferred income taxes	443	224
Property and equipment, net	1,055	1,010
Goodwill	825	825
Other assets	1,994	2,111
Separate Accounts	16,225	16,174
Total assets	$160,537	$157,554

Liabilities
Reserve for property-liability insurance claims and claims expense	$18,714	$18,866
Reserve for life-contingent contract benefits	12,675	12,786
Contractholder funds	62,616	62,031
Unearned premiums	10,346	10,427
Claim payments outstanding	746	717
Other liabilities and accrued expenses	12,014	10,045
Short-term debt	—	12
Long-term debt	5,641	4,650
Separate Accounts	16,225	16,174
Total liabilities	138,977	135,708

Shareholders’ equity
Preferred stock, $1 par value, 25 million shares authorized, none issued	—	—
Common stock, $.01 par value, 2.0 billion shares authorized and 900 million issued, 588 million and 622 million shares outstanding	9	9
Additional capital paid-in	2,938	2,939
Retained income	31,495	29,070
Deferred ESOP expense	(68)	(72)
Treasury stock, at cost (312 million and 278 million shares)	(13,241)	(11,091)
Accumulated other comprehensive income:
Unrealized net capital gains and losses	1,430	2,074
Unrealized foreign currency translation adjustments	51	26
Net funded status of pension and other postretirement benefit obligation	(1,054)	(1,109)
Total accumulated other comprehensive income	427	991
Total shareholders’ equity	21,560	21,846
Total liabilities and shareholders’ equity	$160,537	$157,554

(1)             Total investments include $42,162 for Property-Liability, $77,113 for Allstate Financial and $2,992 for Corporate and Other investments at June 30, 2007. Total investments include $41,663 for Property-Liability, $75,951 for Allstate Financial and $2,143 for Corporate and Other investments at December 31, 2006.

Definitions of GAAP Operating Ratios
and Impacts of Specific Items on the GAAP Operating Ratios

Claims and claims expense (“loss”) ratio is the ratio of claims and claims expense to premiums earned. Loss ratios include the impact of catastrophe losses.

Expense ratio is the ratio of amortization of deferred acquisition costs (“DAC”), operating costs and expenses and restructuring and related charges to premiums earned.

Combined ratio is the ratio of claims and claims expense, amortization of DAC, operating costs and expenses and restructuring and related charges to premiums earned. The combined ratio is the sum of the loss ratio and the expense ratio. The difference between 100% and the combined ratio represents underwriting income (loss) 1 as a percentage of premiums earned.

Effect of Discontinued Lines and Coverages on combined ratio is the ratio of claims and claims expense and other costs and expenses in the Discontinued Lines and Coverages segment to Property-Liability premiums earned. The sum of the effect of Discontinued Lines and Coverages on the combined ratio and the Allstate Protection combined ratio is equal to the Property-Liability combined ratio.

Effect of catastrophe losses on combined ratio is the percentage of catastrophe losses included in claims and claims expenses to premiums earned. This ratio includes prior year reserve reestimates.

Effect of prior year reserve reestimates on combined ratio is the percentage of prior year reserve reestimates included in claims and claims expense to premiums earned. This ratio includes prior year reserve reestimates of catastrophe losses.

Effect of restructuring and related charges on combined ratio is the percentage of restructuring and related charges to premiums earned.

Definitions of Non-GAAP and Operating Measures

We believe that investors’ understanding of Allstate’s performance is enhanced by our disclosure of the following non-GAAP financial measures. Our methods of calculating these measures may differ from those used by other companies and therefore comparability may be limited.

Operating income is net income, excluding:

•      realized capital gains and losses, after-tax, except for periodic settlements and accruals on non-hedge derivative instruments, which are reported with realized capital gains and losses but included in operating income,

•      amortization of DAC and deferred sales inducements (“DSI”), to the extent they resulted from the recognition of certain realized capital gains and losses,

•      (loss) gain on disposition of operations, after-tax, and

•      adjustments for other significant non-recurring, infrequent or unusual items, when (a) the nature of the charge or gain is such that it is reasonably unlikely to recur within two years, or (b) there has been no similar charge or gain within the prior two years.

Net income is the GAAP measure that is most directly comparable to operating income.

We use operating income to evaluate our results of operations. It reveals trends in our insurance and financial services business that may be obscured by the net effect of realized capital gains and losses, (loss) gain on disposition of operations and adjustments for other significant non-recurring, infrequent or unusual items. Realized capital gains and losses and (loss) gain on disposition of operations may vary significantly between periods and are generally driven by business decisions and economic developments such as capital market conditions, the timing of which is unrelated to the insurance underwriting process. Consistent with our intent to protect results or earn additional income, including to enhance or maintain investment margin, operating income includes periodic settlements and accruals on certain derivative instruments that are reported in realized capital gains and losses because they do not qualify for hedge accounting or are not designated as hedges for accounting purposes. These instruments are used for economic hedges and to replicate fixed income securities, and by including them in operating income, we are appropriately reflecting their trends in our performance and in a manner consistent with the economically hedged investments, product attributes (e.g. net investment income and interest credited to contractholder funds) or replicated investments. Non-recurring items are excluded because, by their nature, they are not indicative of our business or economic trends. Therefore, we believe it is useful for investors to evaluate these components separately and in the aggregate when reviewing our performance. We note that the price to earnings multiple commonly used by insurance investors as a forward-looking valuation technique uses operating income as the denominator. We use adjusted measures of operating income and operating income per diluted share in incentive compensation. Operating income should not be considered as a substitute for net income and does not reflect the overall profitability of our business.

The following tables reconcile operating income and net income for the three months and six months ended June 30, 2007 and 2006.

For the three months ended June 30,	Property-Liability		Allstate Financial		Consolidated		Per diluted share
($ in millions, except per share data)	Est. 2007	2006	Est. 2007	2006	Est. 2007	2006	Est. 2007	2006
Operating income	$947	$1,135	$154	$160	$1,072	$1,272	$1.76	$2.00
Realized capital gains and losses	437	43	104	(80)	545	(48)
Income tax (expense) benefit	(154)	(13)	(37)	28	(193)	19
Realized capital gains and losses, after-tax	283	30	67	(52)	352	(29)	0.58	(0.05)
DAC and DSI amortization relating to realized capital gains and losses, after-tax	—	—	(15)	(3)	(15)	(3)	(0.02)	—
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	—	—	(7)	(9)	(7)	(9)	(0.02)	(0.02)
Gain (loss) on disposition of operations, after-tax	—	(1)	1	(23)	1	(24)	—	(0.04)
Net income	$1,230	$1,164	$200	$73	$1,403	$1,207	$2.30	$1.89

For the six months ended June 30,	Property-Liability		Allstate Financial		Consolidated		Per diluted share
($ in millions, except per share data)	Est. 2007	2006	Est. 2007	2006	Est. 2007	2006	Est. 2007	2006
Operating income	$2,009	$2,311	$310	$304	$2,269	$2,576	$3.69	$4.01
Realized capital gains and losses	881	267	127	(108)	1,016	151
Income tax (expense) benefit	(311)	(92)	(45)	38	(359)	(51)
Realized capital gains and losses, after-tax	570	175	82	(70)	657	100	1.07	0.15
DAC and DSI amortization relating to realized capital gains and losses, after-tax	—	—	(15)	24	(15)	24	(0.02)	0.04
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	—	—	(15)	(19)	(15)	(19)	(0.03)	(0.03)
Gain (loss) on disposition of operations, after-tax	—	(1)	2	(58)	2	(59)	—	(0.09)
Net income	$2,579	$2,485	$364	$181	$2,898	$2,622	$4.71	$4.08

Underwriting income (loss) is calculated as premiums earned, less claims and claims expense (“losses”), amortization of DAC, operating costs and expenses and restructuring and related charges as determined using GAAP. Management uses this measure in its evaluation of results of operations to analyze the profitability of our Property-Liability insurance operations separately from investment results. It is also an integral component of incentive compensation. It is useful for investors to evaluate the components of income separately and in the aggregate when reviewing performance. Net income is the most directly comparable GAAP measure. Underwriting income (loss) should not be considered as a substitute for net income and does not reflect the overall profitability of our business. A reconciliation of Property-Liability underwriting income (loss) to net income is provided in the Segment Results table.

Combined ratio excluding the effect of catastrophes is a non-GAAP ratio, which is computed as the difference between two GAAP operating ratios: the combined ratio and the effect of catastrophes on the combined ratio. The most directly comparable GAAP measure is the combined ratio. We believe that this ratio is useful to investors and it is used by management to reveal the trends in our property-liability business that may be obscured by catastrophe losses. These catastrophe losses cause our loss trends to vary significantly between periods as a result of their incidence of occurrence and magnitude and can have a significant impact on the combined ratio. We believe it is useful for investors to evaluate these components separately and in the aggregate when reviewing our underwriting performance. The combined ratio excluding the effect of catastrophes should not be considered a substitute for the combined ratio and does not reflect the overall underwriting profitability of our business. A reconciliation of combined ratio excluding the effect of catastrophes to combined ratio is provided in the Property-Liability Highlights section of the Consolidated and Segments Highlights table.

Combined ratio excluding the effect of catastrophes and prior year reserve reestimates is a non-GAAP ratio, which is computed as the difference between three GAAP operating ratios: the combined ratio, the effect of catastrophes on the combined ratio and the effect of prior year reserve reestimates on the combined ratio. The most directly comparable GAAP measure is the combined ratio. We believe that this ratio is useful to investors and it is used by management to reveal the trends in our property-liability business that may be obscured by catastrophe losses and prior year reserve reestimates. These catastrophe losses cause our loss trends to vary significantly between periods as a result of their incidence of occurrence and magnitude and can have a significant impact on the combined ratio. Prior year reserve reestimates are caused by unexpected loss development on historical reserves. We believe it is useful for investors to evaluate these components separately and in the aggregate when reviewing our underwriting performance. We also provide it to facilitate a comparison to our outlook on the 2007 combined ratio excluding the effect of catastrophe losses and assuming no prior year reserve reestimates. The combined ratio excluding the effect of catastrophes and prior year reserve reestimates should not be considered a substitute for the combined ratio and does not reflect the overall underwriting profitability of our business. A reconciliation of combined ratio excluding the effect of catastrophes and prior year reserve reestimates to combined ratio is provided in the Property-Liability Highlights section of the Consolidated and Segments Highlights table.

In this press release, we provide our outlook on the 2007 combined ratio excluding the effect of catastrophe losses and assuming no prior year reserve reestimates. A reconciliation of this measure to the combined ratio is not possible on a forward-looking basis because it is not possible to provide a reliable forecast of catastrophes. Prior year reserve reestimates are expected to be zero because reserves are determined based on our best estimate of ultimate loss reserves as of the reporting date.

Operating income return on equity is a ratio that uses a non-GAAP measure. It is calculated by dividing the rolling 12-month operating income by the average of shareholders’ equity at the beginning and at the end of the 12-month period, after excluding the effect of unrealized net capital gains. We use it to supplement our evaluation of net income and return on equity. We believe that this measure is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period and that are driven by economic developments, the magnitude and timing of which are generally not influenced by management:

the after-tax effects of realized and unrealized capital gains and losses and the cumulative effect of change in accounting principle. In addition, it eliminates non-recurring items that are not indicative of our business or economic trends. Return on equity is the most directly comparable GAAP measure. The following table shows the reconciliation.

($ in millions)	For the twelve months ended June 30,
	Est. 2007	2006
Return on equity
Numerator:
Net income	$5,269	$2,115
Denominator:
Beginning shareholders’ equity	20,605	22,324
Ending shareholders’ equity(3)	21,560	20,605
Average shareholders’ equity	$21,083	$21,465
Return on equity(3)	25.0%	9.9%

	For the twelve months ended June 30,
	Est. 2007	2006
Operating income return on equity
Numerator:
Operating income	$4,581	$1,901

Denominator:
Beginning shareholders’ equity	20,605	22,324
Unrealized net capital gains	1,093	2,836
Adjusted beginning shareholders’ equity	19,512	19,488

Ending shareholders’ equity	21,560	20,605
Unrealized net capital gains	1,430	1,093
Adjusted ending shareholders’ equity	20,130	19,512

Average adjusted shareholders’ equity	$19,821	$19,500
Operating income return on equity	23.1%	9.7%

(3)             The net funded status of our pension and other postretirement benefit plans increased return on equity by 0.6 points as of June 30, 2007.

Book value per share, excluding the impact of unrealized net capital gains on fixed income securities, is a ratio that uses a non-GAAP measure. It is calculated by dividing shareholders’ equity after excluding the impact of unrealized net capital gains on fixed income securities and related DAC and life insurance reserves by total shares outstanding plus dilutive potential shares outstanding. Book value per share is the most directly comparable GAAP measure.

We use the trend in book value per share, excluding unrealized net capital gains on fixed income securities, in conjunction with book value per share to identify and analyze the change in net worth attributable to management efforts between periods. We believe the non-GAAP ratio is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period and are generally driven by economic developments, primarily capital market conditions, the magnitude and timing of which are generally not influenced by management, and we believe it enhances understanding and comparability of performance by highlighting underlying business activity and profitability drivers. We note that book value per share, excluding unrealized net capital gains on fixed income securities, is a measure commonly used by insurance investors as a valuation technique. Book value per share, excluding unrealized net capital gains on fixed income securities, should not be considered as a substitute for book value per share, and does not reflect the recorded net worth of our business. The following table shows the reconciliation.

	As of June 30,
	Est. 2007	2006
(in millions, except per share data)

Book value per share
Numerator:
Shareholders’ equity(4)	$21,560	$20,605
Denominator:
Shares outstanding and dilutive potential shares outstanding	592.4	635.4
Book value per share(4)	$36.39	$32.43

Book value per share, excluding the impact of unrealized net capital gains on fixed income securities
Numerator:
Shareholders’ equity	$21,560	$20,605
Unrealized net capital gains on fixed income securities	414	288
Adjusted shareholders’ equity	$21,146	$20,317
Denominator:
Shares outstanding and dilutive potential shares outstanding	592.4	635.4
Book value per share, excluding unrealized net capital gains on fixed income securities	$35.70	$31.98

(4)             The net funded status of our pension and other postretirement benefit plans reduced book value per share by $1.78 as of June 30, 2007.

Gross margin(1) is comprised of life and annuity premiums and contract charges, and net investment income, less contract benefits and interest credited to contractholder funds excluding amortization of DSI. Gross margin also includes periodic settlements and accruals on certain non-hedge derivative instruments (see additional discussion below under “investment margin”). Gross margin is a component of our evaluation of the profitability of Allstate Financial’s life insurance and financial product portfolio. Gross margin is comprised of three components that are utilized to further analyze the business: investment margin(1), benefit margin(1), and contract charges and fees. We use gross margin to evaluate the performance of the business. We believe gross margin and its components are also useful to investors because they allow for the evaluation of income components separately and in the aggregate when reviewing performance. This actuarial analysis, which is commonly employed throughout the life insurance industry, measures the difference between product premiums and accrued policy benefits and net investment income and interest credited to contractholder funds and insurance reserves. It reveals the integrity and propriety of the pricing assumptions and financial performance. Additionally, for many of our products, including fixed annuities, variable life, and interest-sensitive life insurance, the amortization of DAC and DSI is determined based on actual and expected gross margin. Variability of our results may be caused by this amortization which may be the result of gross margin variability. The analysis of gross margin and its components separately and in the aggregate provide transparency to our results of operations. Gross margin, investment margin and benefit margin should not be considered as a substitute for net income and do not reflect the overall profitability of the business. Net income is the GAAP measure that is most directly comparable to these margins. Gross margin is best considered in its context as a component of net income and is presented as such and is reconciled to Allstate Financial’s GAAP net income in the following table.

	Three Months Ended June 30,		Six Months Ended June 30,
($ in millions)	Est. 2007	2006	Est. 2007	2006
Life and annuity premiums and contract charges	$454	$515	$937	$1,010
Net investment income	1,076	1,048	2,126	2,052
Periodic settlements and accruals on non-hedge derivative instruments	12	14	24	30
Contract benefits	(386)	(374)	(814)	(747)
Interest credited to contractholder funds(5)	(654)	(636)	(1,293)	(1,249)

Gross margin	502	567	980	1,096
Amortization of DAC and DSI(5)	(180)	(205)	(319)	(374)
Operating costs and expenses	(95)	(119)	(200)	(247)
Restructuring and related charges	1	(3)	1	(19)
Income tax expense	(74)	(80)	(152)	(152)
Realized capital gains and losses, after-tax	67	(52)	82	(70)
DAC and DSI amortization relating to realized capital gains and losses, after-tax	(15)	(3)	(15)	24
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	(7)	(9)	(15)	(19)
Gain (loss) on disposition of operations, after-tax	1	(23)	2	(58)
Allstate Financial net income	$200	$73	$364	$181

(5)             For purposes of calculating gross margin, amortization of DSI is excluded from interest credited to contractholder funds and aggregated with amortization of DAC due to the similarity in the substance of the two items. Amortization of DSI totaled est. $(19) million and $(16) million in the three months ended June 30, 2007 and 2006, respectively, and est. $(29) million and $(23) million in the first six months of 2007 and 2006, respectively.

Investment margin is a component of gross margin. Investment margin represents the excess of net investment income and periodic settlements and accruals on non-hedge derivative instruments over interest credited to contractholder funds and the implied interest on life-contingent immediate annuities included in Allstate Financial’s reserve for life-contingent contract benefits. We utilize certain derivative instruments as economic hedges of investments or contractholder funds and to replicate fixed income securities. These instruments do not qualify for hedge accounting or are not designated as hedges for accounting purposes. Such derivatives are accounted for at fair value, and reported in realized capital gains and losses. Periodic settlements and accruals on these derivative instruments are included as a component of gross margin, consistent with their intended use to enhance or maintain investment margin, and together with the economically hedged investments or product attributes (e.g. net investment income or interest credited to contractholder funds) or replicated investments, to appropriately reflect trends in product performance. Amortization of DSI is excluded from interest credited to contractholder funds for purposes of calculating investment margin. We use investment margin to evaluate Allstate Financial’s profitability related to the difference between investment returns on assets supporting certain products and the amounts credited to customers (“spread”) during a fiscal period.

Benefit margin is a component of gross margin. Benefit margin represents life and life-contingent immediate annuity premiums, cost of insurance contract charges and variable annuity fees for contract guarantees less contract benefits. Benefit margin excludes the implied interest on life-contingent immediate annuities, which is included in the calculation of investment margin. We use benefit margin to evaluate Allstate Financial’s underwriting performance, as it reflects the profitability of our products with respect to mortality or morbidity risk during a fiscal period.

The components of gross margin are reconciled to the corresponding financial statement line items in the following tables.

	Three Months Ended June 30,
	Investment Margin		Benefit Margin		Contract Charges and Fees		Gross Margin
(in millions)	Est. 2007	2006	Est. 2007	2006	Est. 2007	2006	Est. 2007	2006

Life and annuity premiums	$—	$—	$210	$225	$—	$—	$210	$225
Contract charges	—	—	159	167	85	123	244	290
Net investment Income	1,076	1,048	—	—	—	—	1,076	1,048
Periodic settlements and accruals on non-hedge derivative instruments	12	14	—	—	—	—	12	14
Contract benefits	(139)	(134)	(247)	(240)	—	—	(386)	(374)
Interest credited to contractholder funds(6)	(654)	(636)	—	—	—	—	(654)	(636)
	$295	$292	$122	$152	$85	$123	$502	$567

	Six Months Ended June 30,
	Investment Margin		Benefit Margin		Contract Charges and Fees		Gross Margin
(in millions)	Est. 2007	2006	Est. 2007	2006	Est. 2007	2006	Est. 2007	2006
Life and annuity premiums	$—	$—	$452	$420	$—	$—	$452	$420
Contract charges	—	—	318	328	167	262	485	590
Net investment Income	2,126	2,052	—	—	—	—	2,126	2,052
Periodic settlements and accruals on non-hedge derivative instruments	24	30	—	—	—	—	24	30
Contract benefits	(276)	(266)	(538)	(481)	—	—	(814)	(747)
Interest credited to contractholder funds(6)	(1,293)	(1,249)	—	—	—	—	(1,293)	(1,249)
	$581	$567	$232	$267	$167	$262	$980	$1,096

(6)             For purposes of calculating gross margin, amortization of DSI is excluded from interest credited to contractholder funds and aggregated with amortization of DAC due to the similarity in the substance of the two items. Amortization of DSI totaled est. $(19) million and $(16) million in the second quarter of 2007 and 2006, respectively, and est. $(29) million and $(23) million in first six months of 2007 and 2006, respectively.

Operating Measures

We believe that investors’ understanding of Allstate’s performance is enhanced by our disclosure of the following operating financial measures. Our method of calculating these measures may differ from those used by other companies and therefore comparability may be limited.

Premiums written is the amount of premiums charged for policies issued during a fiscal period. Premiums earned is a GAAP measure. Premiums are considered earned and are included in financial results on a pro-rata basis over the policy period. The portion of premiums written applicable to the unexpired terms of the policies is recorded as unearned premiums on our Consolidated Statements of Financial Position. A reconciliation of premiums written to premiums earned is presented in the following table.

	Three Months Ended June 30,		Six Months Ended June 30,
($ in millions)	Est. 2007	2006	Est. 2007	2006
Premiums written	$6,939	$7,074	$13,548	$13,799
(Increase) decrease in Property-Liability unearned premiums	(125)	(244)	78	(257)
Other	8	30	2	194
Premiums earned	$6,822	$6,860	$13,628	$13,736

Premiums and deposits(1) is an operating measure that we use to analyze production trends for Allstate Financial sales. It includes premiums on insurance policies and annuities and all deposits and other funds received from customers on deposit-type products including the net new deposits of Allstate Bank, which we account for under GAAP as increases to liabilities rather than as revenue.

The following table illustrates where premiums and deposits are reflected in the consolidated financial statements.

	Three Months Ended June 30,		Six Months Ended June 30,
($ in millions)	Est. 2007	2006	Est. 2007	2006
Premiums and deposits excluding variable annuities	$2,887	$3,985	$5,515	$6,226
Variable annuity deposits(8)	—	243	—	678
Total premiums and deposits	2,887	4,228	5,515	6,904
Deposits to contractholder funds	(2,646)	(3,765)	(5,009)	(5,849)
Deposits to separate accounts	(34)	(243)	(67)	(648)
Change in unearned premiums and other adjustments	3	5	13	13
Life and annuity premiums(7)	$210	$225	$452	$420

(7)             Life and annuity contract charges in the amount of est. $244 million and $290 million for the three months ended June 30, 2007 and 2006, respectively, and est. $485 million and $590 million for the six months ended June 30, 2007 and 2006, respectively, which are also revenues recognized for GAAP, have been excluded from the table above, but are a component of the Consolidated Statements of Operations line item life and annuity premiums and contract charges.

(8)             Disposed through reinsurance effective June 1, 2006.

New sales of financial products by Allstate exclusive agencies is an operating measure that we use to quantify the current year sales of financial products by the Allstate Agency proprietary distribution channel. New sales of financial products by Allstate exclusive agencies includes sales of Allstate Financial products such as annual premiums on new life insurance policies, annual premiums on Allstate Workplace Division products, premiums and deposits on fixed annuities, net new deposits in the Allstate Bank and sales of Allstate Financial-issued variable annuities, and sales of products by non-affiliated issuers such as mutual funds and Prudential-issued variable annuities. New sales of financial products by Allstate exclusive agencies exclude renewal premiums on life insurance policies. New sales of financial products by Allstate exclusive agencies for the three months and six months ended June 30, 2007 and 2006 are presented in the following table.

	Three Months Ended June 30,		Six Months Ended June 30,
($ in millions)	Est. 2007	2006	Est. 2007	2006
Allstate Financial products (excluding variable annuities)	$253	$304	$458	$577
Allstate Financial variable annuities(9)	9	110	20	206
Non-affiliated products	469	204	848	374
Total	$731	$618	$1,326	$1,157

(9)             Disposed through reinsurance effective June 1, 2006. Allstate Financial variable annuities continue to be issued during the transition period of this reinsurance agreement, which is expected to be 24 months or less.

Forward-Looking Statements and Risk Factors

This press release contains forward-looking statements about our combined ratio excluding the effect of catastrophes and assuming no prior year reserve reestimates for 2007. These statements are subject to the Private Securities Litigation Reform Act of 1995 and are based on management’s estimates, assumptions and projections. Actual results may differ materially from those projected based on the risk factors described below.

•                  Premiums earned, the denominator of the combined ratio excluding the effect of catastrophes and assuming no prior year reserve reestimates for 2007, may be materially less than projected. Adjustments to our business structure, size and underwriting practices in markets with significant catastrophe risk exposure may impact homeowners premium growth rates and retention more adversely than we expect. In addition, due to the diminished potential for cross-selling opportunities, new business growth in our auto lines could be lower than expected. Efforts to recover the costs of our catastrophe reinsurance program through rate increases may not be entirely successful due to resistance by regulators or non-renewal decisions by policyholders resulting in a lower amount of insurance in force.

•                  Auto and homeowners frequencies or severities may be higher than anticipated levels due to unexpected trends or events such as severe weather.

We undertake no obligation to publicly correct or update any forward-looking statements. This press release contains unaudited financial information.

The Allstate Corporation (NYSE: ALL) is the nation’s largest publicly held personal lines insurer. Widely known through the “You’re In Good Hands With Allstate®” slogan, Allstate helps individuals in approximately 17 million households protect what they have today and better prepare for tomorrow through approximately 14,800 exclusive agencies and financial professionals in the U.S. and Canada. Customers can access Allstate products and services such as auto insurance and homeowners insurance through Allstate agencies, or in select states at allstate.com and 1-800 Allstate®. Encompass® and Deerbrook® Insurance brand property and casualty products are sold exclusively through independent agents. The Allstate Financial Group provides life insurance, supplemental accident and health insurance, annuity, banking and retirement products designed for individual, institutional and worksite customers that are distributed through Allstate agencies, independent agencies, financial institutions and broker-dealers.

We post an investor supplement on our web site. You can access it by going to allstate.com and clicking on “Investor Relations.” From there, go to the “Quarterly Investor Info” button. We will post additional information to the supplement over the next 30 days as it becomes available.

Contact:

Krista Conte	Robert Block, Larry Moews, Phil Dorn
Media Relations	Investor Relations
(847) 402-5600	(847) 402-2800

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